   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2005

                                       INVESTMENT COMPANY ACT FILE NO. 811-21479
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM N-2
         REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

                               /X/ AMENDMENT NO. 8

                        (CHECK APPROPRIATE BOX OR BOXES)
                                   ----------

                    MADISON HARBOR BALANCED STRATEGIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                               NEW YORK, NY 10174

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 380-5500

                                 EDWARD M. CASAL
                             CHIEF EXECUTIVE OFFICER
                    MADISON HARBOR BALANCED STRATEGIES, INC.
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                               NEW YORK, NY 10174
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                   ----------
                                   COPIES TO:

                                 STEVEN B. BOEHM
                         SUTHERLAND ASBILL & BRENNAN LLP
                         1275 PENNSYLVANIA AVENUE, N.W.
                              WASHINGTON, DC 20004

                                   ----------

THIS REGISTRATION STATEMENT HAS BEEN FILED BY REGISTRANT PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, INTERESTS IN THE REGISTRANT ARE NOT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH INTERESTS WILL BE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(2) OF THE 1933 ACT. INVESTMENT IN THE REGISTRANT MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES WHICH ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THIS REGISTRATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY INTERESTS IN THE REGISTRANT.

Information included in the Private Placement Memorandum contained in Amendment No. 1 to the Registration Statement, filed November 1, 2004, as amended by Amendment No. 2 to the Registration Statement, filed January 28, 2004, Amendment No. 3 to the Registration Statement, filed May 25, 2005, Amendment No. 4 to the Registration Statement, filed June 16, 2005, Amendment No. 5 to the Registration Statement, filed July 22, 2005, Amendment No. 6 to the Registration Statement filed August 9, 2005, and Amendment No. 7 to the Registration Statement filed September 12, 2005, is incorporated herein by reference, except that the disclosure contained in the following sections is replaced and/or supplemented, as the case may be, with the corresponding sections set forth below in the attached Private Placement Memorandum
Supplement:




PRIOR SECTION                         UPDATED SECTION                 TYPE OF REVISION
----------------------------------------------------------------------------------------
The Offering                          The Offering                      Replaced

Plan of Distribution                  Plan of Distribution              Replaced

Subscriptions                         Subscriptions                     Replaced

PRIVATE PLACEMENT MEMORADUM SUPPLEMENT DATED SEPTEMBER 26, 2005
(to Private Placement Memorandum dated November 1, 2004)

                        Up to Approximately $300,000,000

                    MADISON HARBOR BALANCED STRATEGIES, INC.
                    A REAL ESTATE PRIVATE EQUITY FUND OF FUNDS

This private placement memorandum supplement supplements the private placement memorandum dated November 1, 2004 relating to the offering of up to 300,000 shares of our common stock, par value $0.0001 (the "Shares"), at a cost of $1,000 per Share, by updating certain information concerning how the offering will be conducted, as well as other related matters. You should carefully read this private placement memorandum supplement and the private placement memorandum before investing in our Shares, and retain copies of each for future reference. You should also review the information set forth under "Risk Factors" on page 2 of the private placement memorandum before investing.

                                 THE OFFERING

We are offering investors the opportunity to subscribe to purchase our Shares. We are offering up to approximately 300,000 Shares through Wells Fargo Investments, a registered broker-dealer. We may also distribute shares through other brokers or dealers (collectively with Wells Fargo Investments, the "Distributors," each firm a "Distributor"). We conducted an initial closing on January 28, 2005 (the "Initial Closing Date"), a second closing on April 29, 2005 (the "Second Closing Date"), a third closing on May 31, 2005 (the "Third Closing Date"), a fourth closing on June 30, 2005 (the "Fourth Closing Date"), a fifth closing on July 29, 2005 (the "Fifth Closing Date") and a sixth closing on August 31, 2005 (the "Sixth Closing Date"). The Adviser in its sole discretion may conduct additional closings subsequent to the Sixth Closing Date, though the Adviser is not obligated to do so. The Adviser currently anticipates conducting additional closings subsequent to the Sixth Closing Date of which the seventh closing is expected to occur on or about September 30, 2005 (the "Seventh Closing Date") and any additional closings subsequent to the Seventh Closing Date are expected to occur on or prior to December 31, 2005 (the "Subsequent Closing Dates," each a "Subsequent Closing Date"), though the number and dates of such additional closings remain subject to change in the Adviser's sole discretion.

Payments transmitted by subscribers to us, or to the Distributors, for investment in Madison Harbor Balanced Strategies, Inc. (the "Fund") will be deposited in an interest-bearing bank escrow account with SEI Global Fund Services pending the Seventh Closing Date, or if received thereafter, the next scheduled Subsequent Closing Date. Funds deposited into the escrow account will be invested in accordance with applicable law until the Seventh Closing Date, or if received subsequent thereto, the next scheduled Subsequent Closing Date. At the time of the Seventh Closing Date, and each Subsequent Closing Date, all funds deposited in the escrow account will be released to the Fund and may be invested in Underlying Funds in the Adviser's sole discretion. In the event that the Fund rejects a subscriber's Subscription Agreement or a subscriber elects to withdraw his or her subscription prior to the next scheduled Subsequent Closing Date, we will promptly deliver to such subscriber all funds received. No interest will be paid on an investor's escrowed funds in the event of such a rejection or withdrawal. In addition, subscribers may not withdraw their subscriptions after the applicable closing date as of which their funds have been released from escrow and invested in the Fund.

The Adviser may elect to terminate the offering at any point subsequent to the Seventh Closing Date and all proceeds from the offering received subsequent to the Seventh Closing Date will be refunded to investors with any interest earned thereon and without any deductions.

The Underlying Funds in which we invest will likely experience operating losses in the early years of their operations as they call capital from investors and begin to build their respective portfolios. Therefore, until they fully execute their strategies, it may take several years for the Underlying Funds to appreciate (or depreciate) in value. As such, our proportionate allocated share of such operating losses will likely result in a decline in the recorded values of our Underlying Fund investments in the early years of the Fund's life. This phenomenon, know as the "J-Curve", is typically associated with private equity investing.

In making our investments in Underlying Funds, we have made the judgment that, as the Underlying Funds fulfill their investment programs, gains will be realized in the later years of their operations that will more than offset the earlier operating losses, thus resulting in long term positive annualized total returns over the life of our Underlying Fund investments. However, there can be no assurance that such judgments will prove correct or, more generally, there can be no assurance regarding the future performance of any investment in an Underlying Fund.

The Fund's Net Asset Value is determined quarterly, as set forth on pages 63 through 65 of the private placement memorandum. As of June 30th 2005, our net assets were $13,378,182, as compared to total contributed capital by our shareholders of $13,425,000, which equates to a Net Asset Value per share of $996.51.

                             PLAN OF DISTRIBUTION

We have engaged Wells Fargo Investments to act as the Distributor of our Shares on a best-efforts basis, subject to various conditions. We may also enter into agreements and distribute our Shares through other brokers or dealers (collectively with Wells Fargo Investments, the "Distributors"). We may also accept offers to purchase Shares ourselves that we receive directly from investors.

We will enter into a separate distribution agreement with each of the Distributors. Subject to the terms and conditions of the respective distribution agreements, each of the Distributors has severally agreed, or will severally agree, to act as our placement agent, and thereby to offer and sell, on a best efforts basis, up to the maximum number of Shares (300,000) currently being offered, subject to the condition that the Distributors together may not sell an aggregate number of shares in excess of such maximum amount.

On January 28, 2005, we conducted an initial closing, pursuant to which we received net proceeds of $10,170,000. On April 29, 2005, we conducted a second closing, pursuant to which we received net proceeds of $2,005,000. On May 31, 2005 we conducted a third closing, pursuant to which we received net proceeds of $875,000. On June 30, 2005, we conducted a fourth closing, pursuant to which we received net proceeds of $375,000. On July 29, 2005, we conducted a fifth closing, pursuant to which we received net proceeds of $600,000. On August 31, 2005 we conducted a sixth closing, pursuant to which we received net proceeds of $650,000. Of these combined amounts, we have committed $1,478,000 to MMA/Transwestern Mezzanine Realty Partners II LLC (formerly known as MONY/Transwestern Mezzanine Realty Partners II LLC), of which a balance of approximately $530,000 has been called. We have also committed $1,500,000 to Legg Mason Real Estate Capital II Inc., of which $75,000 has been called. We have committed $2,000,000 to Legacy Partners Office and R&D Fund I LLC, of which approximately $850,000 has been called. We have committed $2,000,000 to Five Arrows Realty Securities IV LP, of which approximately $260,000 has been called. We have committed $1,500,000 to Guardian Realty Fund II LLC, of which approximately $260,000 has been called.
 We have committed $1,500,000 to Keystone Property Fund II LP, of which approximately $225,000 has been called. Finally, we have committed $1,500,000 to RREEF America REIT III Inc., none of which has been called.
The remainder of the net proceeds is currently held in the Managed Account.

Sales Charges

The Distributors propose to offer the Shares to eligible investors at the offering price set forth on the cover of the Offering Memorandum, plus a sales charge of up to 3.5% of the offering price. Any such sales charge will be paid by each investor in addition to the offering price for our

Shares, and will not reduce the proceeds we will receive from this offering.

The Adviser may pay additional compensation to the Distributor(s) from its own resources in connection with the servicing of the Investors. This amount is currently anticipated to range between 0.325% and 0.65% of net asset value annually.

Offering Expenses

We estimate that the total expenses of our offerings, which will be paid by us, will be approximately $850,000. In the event that the total expenses of these offerings exceed 0.85% of the gross proceeds of the offerings, the Adviser will reimburse the Fund for any such expenses incurred above 0.85% of the gross proceeds of the offerings.

Other Relationships

In the ordinary course of business, the Distributors and/or their affiliates may perform commercial banking, financial advisory and investment banking services for us for which they may receive customary compensation.


                              SPECIAL DIVIDEND

The Fund expects to declare, subject to action being taken by our Board of Directors, a special dividend payable to Shareholders of record immediately prior to each Subsequent Closing Date. This special dividend is intended to distribute any income, including both realized and unrealized capital gains, the Fund may have earned since the most recent Subsequent Closing Date. The Fund anticipates conducting such distributions, if any, in the form of a cash dividend. The Fund may elect, however, to distribute the proceeds of any unrealized capital gains in the form of a stock dividend. Such distributions will be payable upon a date to be designated by our Board of Directors following each Subsequent Closing Date to shareholders of record as of the immediately preceding closing date.

                               FEES AND EXPENSES

The Adviser will reduce its management fee until December 31, 2005 to the extent that the subscription period remains open, to 0.15% of the net asset value of the Fund. In addition, we estimate that ongoing operating expenses, excluding management fees, for our first year of operations ending December 31, 2005 will total approximately $450,000. In the event that our total ongoing operating expenses in any particular fiscal year of operations, excluding management fees, exceed 1.00% of our net asset value as determined at the end of that fiscal year, however, the Adviser will reimburse the Fund for any such expenses incurred above 1.00% of our net asset value. Due to our limited operations for the fiscal year ended March 31, 2005, the amount of the Adviser's first reimbursement will be calculated for the period from the commencement of our operations on January 28, 2005, through the end of our first full fiscal year on March 31, 2006.

             SUMMARY COMPARISON OF CURRENT SUBSCRIBED UNDERLYING FUNDS


                             TARGETED
                               FUND        STATED MINIMUM          INVESTMENT
                               SIZE          INVESTMENT             STRATEGY                              INVESTMENT
SUBSCRIBED                     ($             AMOUNTS                         VALUE       REGIONS            TYPE
UNDERLYING FUNDS             MILLION)       ($ MILLION)       OPPORTUNISTIC   ADDED      US     INT'L   EQUITY   DEBT
---------------------------------------------------------------------------------------------------------------------
MMA/Transwestern                   300                  5.0        / /         /X/      /X/      / /     / /      /X/
    Mezzanine
    Realty
    Partners II
Legacy Partners                    330                 10.0        / /         /X/      /X/      / /     /X/      / /
    Office
     and R&D Fund I
Legg Mason Real                    300                  2.0        / /         /X/      /X/      / /     / /      /X/
    Estate
     Capital II
Five Arrows Realty                 425                 10.0        /X/         /X/      /X/      / /     / /      /X/
     Fund IV
Guardian Realty                    125                  5.0        / /         /X/      /X/      / /     /X/      / /
     Fund II
Keystone Property                  150                  0.5        /X/         /X/      /X/      / /     /X/      / /
    Fund
RREEF America III                1,200                  1.0        / /         /X/      /X/      / /     /X/      / /
    REIT

                                       SUBSCRIPTIONS

MMA/Transwestern Mezzanine Realty Partners II, LLC

On January 14, 2005, we entered into a subscription agreement with MMA/Transwestern Mezzanine Realty Partners II, LLC ("MMA/Transwestern Mezzanine II") (formerly known as MONY/Transwestern Mezzanine Realty Partners II, LLC), pursuant to which we committed to invest $1,478,000 into that fund, of which a balance of approximately $530,000 has been called. MMA/Transwestern Mezzanine II will pursue mezzanine investments in the $3 to $25 million range, where the owner's equity is at least 10% of total value (post-investment). A more detailed description of this fund is provided on pages 38-39 of our private placement memorandum.

Legacy Partners Office and R&D Fund I

On May 6, 2005, we entered into a subscription agreement with Legacy Partners Office and R&D Fund I ("Legacy"), pursuant to which we committed to invest $2,000,000, of which a balance of approximately $850,000 has been called. Legacy Partners invests in office properties in western markets, primarily Southern California, the San Francisco Bay Area, Denver and Seattle seeking to acquire properties which have suffered from lack of demand due to the decline in technology investment or which are in need of substantial renovation. The management team at Legacy is the former west coast unit of the Lincoln Property Company. A more detailed description of this fund is provided on pages 36-37 of our private placement memorandum.

Legg Mason Real Estate Capital II, Inc.

On May 6, 2005, we entered into a subscription agreement with Legg Mason Real Estate Capital II, Inc. ("LMREC II"), pursuant to which we committed to invest $1,500,000 of which a balance of approximately $75,000 has been called. A detailed description of this fund is provided below.


Focus: Real estate mezzanine debt across a variety of product types located primarily in the U.S.

Sponsor's/Manager's
Formation Date:              1970/2000

Sponsor's/Manager's
Assets Under
Management:                  $360 billion/$232 million

Key Management:              Glenn A. Sonnenberg, Wallace O. Sellers, Brian C. Buchhagen

Stated Minimum Investment:   $2  million for institutions; $250,000 for individuals

Commitment Period:           30 months from the initial closing date with extensions permitted

Term of Fund:                7 years with one one-year extension


Summary. Legg Mason, Inc. (together with its subsidiaries, "Legg Mason") is sponsoring the formation of Legg Mason Real Estate Capital II, Inc., a Delaware corporation ("LMRECII") to make and purchase real estate loans and non-participating equity. Such investments may include non-participating mezzanine loans, first and second mortgages, pooled subordinate tranches of short-term, variable-rate loans ("Short-Term Pools") and non-participating preferred equity investments, as well as investments directly related thereto, all collateralized or supported by, or made in, smaller and mid-sized commercial real estate projects located throughout the United States and in Canada (collectively, the "Investments"). The Investments will be managed for LMRECII by Legg Mason Real Estate Investors, Inc. (the "Manager"), a subsidiary of Legg Mason, Inc. The Manager intends for LMRECII to assemble a geographically diverse portfolio of real estate-related assets.

The Manager and Legg Mason are targeting capital commitments of $300 - $400 million to LMRECII. Legg Mason, its sponsor, has committed five percent of the aggregate commitments in LMRECII, up to a maximum of $20 million.

Legg Mason, Inc., headquartered in Baltimore, Maryland, is a financial services holding company that provides asset management, securities brokerage, investment banking and related financial services through its wholly owned subsidiaries. As of December 31, 2004, Legg Mason managed approximately $360 billion in third-party funds. The experience, network and reputation of Legg Mason's affiliates in investment banking and asset management, together with the experience, network, and reputation of the

Manager and its principals, is expected to provide LMRECII with national access to investment opportunities.

Investment Philosophy. LMRECII's investment approach is focused, concentrating on the mezzanine level of the real estate capital structure. The Manager believes this approach affords the best risk-adjusted returns.

There are three primary reasons LMRECII will focus on the mezzanine tier or middle portion of the risk spectrum. First, the Manager believes that demand for this type of capital currently exceeds, and will continue to exceed, supply, particularly as large institutional lenders often overlook or ignore opportunities in the $3 million to $15 million range, which will be LMRECII's primary focus.

Second, LMRECII will have subordinate, "first loss" capital of an owner at risk ahead of LMRECII's investment. Third, LMRECII expects to be able to impose significant controls on the borrower/partner and to have remedies available if the borrower/partner defaults on its obligations. In summary, LMRECII's investment strategy aimed at the mezzanine tier is intended to deliver returns, approximating those of investments in direct real estate equity, but with a lower overall level of risk.

The Manager anticipates that most of LMRECII's Investments will be made in types of properties that have "value added" or "value creation" potential. Strategically consistent situations include those where re-leasing or redevelopment opportunities exist that could improve the property's position in the marketplace, such as converting a "Class B" building into a "Class A" building, or situations where the property is being acquired by a new owner from prior owners that under-managed or mismanaged the property, experienced below market rent or occupancy, lacked requisite experience, or lacked capital to effectuate improvements necessary to maintain the property's market place competitiveness. LMRECII's investments may also include lending in situations where a variable rate loan is desirable until attractive fixed financing is available, and properties being acquired by new owners where available first mortgage financing is insufficient to meet total financing requirements and the borrower/partner is seeking additional capital from a non-traditional financing source.

Investment Team. The senior members of the investment team have successfully invested approximately $800 million on behalf of institutional and individual investors in several investment funds that had investment strategies that were substantially similar to those of LMRECII.

The Investment Committee will be responsible for making investment decisions for LMRECII and for supervising the actions taken by the Manager on behalf of LMRECII. The members of the Investment Committee will consist primarily of directors and officers of LMRECII. The initial members of the Investment Committee are expected to be Messrs. Glenn A. Sonnenberg, Wallace O. Sellers, Jr., Richard J. Himelfarb, Thomas E. Robinson, Richard A. Jacobs and David M. Fick.

Glenn A. Sonnenberg is President of the Manager and LMREC. Prior to joining the Manager in 2000, he was Managing Director of Prudential Carbon Mesa ("PCM"), where he was the senior executive for the WMF Funds. From 1995 to 1997, Mr. Sonnenberg was President and CEO of ING Real Estate Investors ("ING"), which managed both Mountain AMD (a venture with over $300 million in assets) and other assets totaling over $1 billion.

Wallace O. Sellers, Jr. is Executive Vice President of the Manager. Prior to joining the Manager in 2000, Mr. Sellers was a Principal in PCM. Mr. Sellers was Vice President and the senior portfolio manager for ING, where he worked with Mr. Sonnenberg.

Brian C. Buchhagen is Managing Director of the Manager. Prior to joining the Manager in 2000, Mr. Buchhagen was a Principal with PCM. Previously, Mr. Buchhagen was a Vice President with ING, where he worked with Messrs. Sonnenberg and Sellers. Previously, Mr. Buchhagen was an Asset Manager with Lennar Partners, Inc. and The Morgan Stanley Real Estate Fund.

Richard J. Himelfarb is an Executive Vice President and a director of Legg Mason, Inc. He has senior management responsibility for Legg Mason Wood Walker's ("LMWW"'s) Investment Banking Department and Legg Mason's real estate finance subsidiaries. Prior to joining Legg Mason in 1983, he served as outside general counsel to the firm.

Thomas E. Robinson is Co-Head of the Real Estate Investment Banking Group of LMWW. Prior to joining LMWW in 1997, he was President and Chief

Financial Officer of Storage USA, Inc., a publicly traded real estate investment trust. Previously, Mr. Robinson served as National Director of REIT Advisory Services for the national accounting firm of Coopers & Lybrand, LLP.

David M. Fick is Managing Director, Real Estate Research Group of LMWW, where he analyzes the real estate investment trust industry, currently focusing on the retail real estate sector. Mr. Fick has 20 years of real estate industry experience.

Five Arrows Realty Securities IV, L.P.

On July 8, 2005, we entered into a subscription agreement with Five Arrows Realty Securities IV, L.P. ("FARS IV"), pursuant to which we committed to invest $2,000,000, of which a balance approximately $260,000 has been called. A detailed description of this fund is provided below.



Focus:                       Entity level investing into operating company platforms that utilize value-added strategies

Sponsor's Formation
Date:                        1981

Sponsor's Assets
Under Management:            $303 million

Key Management:              John McGurk, Matt Kaplan, Pike Aloian and Jim Quigley

Stated Minimum
Investment:                  $10  million

Commitment Period:           3 years from Initial Closing Date

Term of Fund:                8 years with two one-year extensions



Summary.  Rothschild Realty Inc. (the "Sponsor") was founded in 1981 by John
D. McGurk. The Sponsor is a unit of Rothschild Group's global merchant banking platform with approximately $303 million of equity capital focused on preferred equity investments in real estate operating companies across multiple investment platforms located throughout the United States.

The Sponsor has over two decades of experience building, investing in and growing real estate opportunities. The Sponsor has built a successful track record over the course of multiple investment cycles. The Managing Principals are a core team of skilled investment professionals who have worked together for over 10 years undertaking real estate investments and acting as financial advisors on a large number of real estate and securities transactions. The Managing Principals were responsible for Five Arrows I, II and III's successful track records.

Investment Philosophy. The Manager believes that Five Arrows IV is uniquely positioned to achieve positive risk-adjusted returns in the current real estate investment environment based on the Manager's proven ability to identify opportunities, structure and execute transactions and actively monitor and manage investments. In addition, Five Arrows IV will take advantage of the Manager's existing transaction pipeline, network of domestic and international relationships, capital markets expertise, and execution capabilities. Rothschild and the employees of the Manager will invest $10 million in Five Arrows IV.

The Managing Principals form the core of an eight-person professional team that has a unique combination of real estate, capital markets and management skills. The Manager believes that these skills are essential to the successful implementation of Five Arrows IV investment objectives. These professionals have direct experience in a number of real estate oriented capacities including investment management, acquisition, development, leasing, construction, underwriting and financing. The team has broad capital markets experience including corporate financing and restructuring, equity underwriting, debt financing and mergers and acquisitions. Further, the Managing Principals have experience managing and building successful organizations. The Managing Principals have also acted as fiduciaries, as investment professionals and have collectively occupied 20 board seats on 16 different boards of directors.

The current market environment creates a large number of opportunities for private placements of debt and equity capital to entities active in the ownership, management and enhancement of real estate both in the United

States and internationally. Five Arrows IV will pursue a broad range of investments with the following attributes:

PROVEN MANAGEMENT TEAMS - Central to each Five Arrows IV investment is a high-quality management team with a proven track record of generating superior returns on investments.

BUSINESS PLANS FOCUSED ON SUPERIOR OPPORTUNITIES - Management teams must have a highly developed, focused business plan, within their realm of expertise, directed at a specific real estate opportunity. This opportunity, directed at a specific product type and/or region, should produce returns in excess of industry norms.

PRICING AT OR BELOW "NET ASSET VALUE" - Equity and equity-linked investments will generally be priced to provide Five Arrows IV with an investment basis at or below the Manager's estimate of each company's net asset value (including property ownership, management contracts, land, working capital and any other future cash flows).

Investment Committee.

John D. McGurk, President. Mr. McGurk founded Rothschild Realty Inc. in 1981 and supervises all of Rothschild Realty Inc.'s activities. Mr. McGurk previously was a regional vice president for The Prudential Insurance Company of America where he oversaw its New York City real estate portfolio of loans, equity holdings, joint ventures and projects under development. He is a member of the Urban Land Institute, Pension Real Estate Association and Real Estate Board of New York, is Chairman of Charter Oak Partners, is a director of both Advance Realty Group and Merritt Properties and is a member of the Trustee Committee of The Caedmon School. He graduated from Loyola University in 1965 and received an M.B.A. from the University of Southern California in 1971.

D. Pike Aloian, Managing Director. Mr. Aloian joined Rothschild Realty Inc. in 1988 and is responsible for the origination, economic analysis, closing and on-going review of Rothschild Realty Inc.'s real estate investments. From 1980 to 1988, he was a vice president at The Harlan Company, where he was responsible for property acquisition, development and financing. Mr. Aloian is a director of Advance Realty Group, EastGroup Properties, CRT Properties, Merritt Properties, Victory Real Estate Investments and Brandywine Realty Trust. He currently is an adjunct professor of the Columbia University Graduate School of Business. Mr. Aloian graduated from Harvard College in 1976 and received an M.B.A. from Columbia University in 1980.

Matthew W. Kaplan, Managing Director. Mr. Kaplan joined Rothschild Realty Inc. in 1992 where he is responsible for its securities investment activities as the Portfolio Manager of the Five Arrows Realty Securities Partnerships. From 1990 to 1992, he served in the Corporate Finance Department of Rothschild Realty Inc.'s affiliate, Rothschild Inc. Mr. Kaplan is a director of CNL Hospitality Properties, Encore Hospitality and of Parkway Properties, Inc. Mr. Kaplan has been a director of Ambassador Apartments Inc., CNL Financial Services and WNY Group. From 1988 to 1990, he was a management consultant at Touche Ross & Co. Mr. Kaplan graduated cum laude from Washington University in 1984 and received an M.B.A. from The Wharton School in 1988.

James E. Quigley III, Senior Vice President/Treasurer. Mr. Quigley joined Rothschild Realty Inc. in 1988 and has served as Senior Vice President and Treasurer of Rothschild Realty Inc. since 1990, where he has been responsible for internal accounting, tax reporting and control, portfolio management, and has been involved with the acquisition and development of the outlet mall portfolio. From 1987 to1988, he was an accountant with Coopers & Lybrand, where he specialized in auditing real estate entities. He is a Certified Public Accountant, a member of the American Institute of Certified Accountants and the New York State Society of Certified Public Accountants and is a director of Merritt Properties, Victory Real Estate Investments and Encore Hospitality. He has been a director of Morningstar Storage Centers and Pacific Gulf Properties. Mr. Quigley graduated from Siena College in 1985 and received an M.S. from State University of New York in 1987.

Guardian Realty Fund II, LLC

On July 22, 2005, we entered into a subscription agreement with Guardian Realty Fund II, LLC, ("Guardian"), pursuant to which we committed to invest $1,500,000, of which a balance of approximately $260,000 has been called. A detailed description of this fund is provided below.




Focus:                  Investment in actively managed commercial office real estate-related investments in the Washington, D.C. Metropolitan Area.

Sponsor's Formation
Date:                   1966

Sponsor's Assets
Under Management:        $448 million

Key Management:          Marvin Lang, Anthony LaBarbera

Stated Minimum
Investment:              $5  million

Commitment
Period:                  3 years from Initial Closing Date

Term of Fund:            7 years with up-to three  one-year extensions


Summary. Guardian originally founded in 1966 by Allan Lang, father of current Chairman Marvin Lang has been in the business of acquiring and developing Class B and B+ commercial office buildings in the Washington D.C. area for nearly 40 years. In 1992 Marvin Lang and Tony LaBarbera formed Guardian Realty Management Inc. (the "Sponsor"). Guardian currently has $448 million of real estate assets under management; and is located in Gaithersburg, Maryland.

Mr. Lang and Mr. LaBarbera have been working together for over 10 years and each has over twenty years of experience in the real estate industry. GRM has a team of 66 real estate professionals with a track record of maintaining and operating a successful real estate portfolio. The Managing Member believes that the high standards GRM applies to its hiring and retention of professionals has resulted in a high level of tenant satisfaction at each of Guardian's individual assets.

Investment Philosophy. The Company believes that the Washington, D.C. Metropolitan Area is a highly desirable commercial office location in the United States and that real estate-related investments in this area present an opportunity to achieve positive risk-adjusted returns because of the area's diversified economy. The area's economic base is made up of a combination of traditional and reliable employment creators (such as, for example, the federal government, government contractors, the legal and accounting professions, business associations and lobbyists), as well as more cutting edge industries (such as, for example, the biotechnology, telecommunications and homeland security sectors).

The Company will target investments on an opportunistic basis. Investment efforts will target the creation of a portfolio of real estate assets in a variety of deal sizes, but with most buildings containing 100,000 square feet or less of rentable space. The Managing Member anticipates that these investments will produce both current income and capital gains.

The investment strategy will target stabilized or near-stabilized commercial office assets with value enhancement potential located in the Washington, D.C. Metropolitan Area. Commercial office assets will primarily include properties that are entirely office or predominantly office with a portion of retail space, and flex-office properties which combine office, warehouse and light assembly activities. The Managing Member considers assets that have been placed in service for at least one year and are no less than 95% leased to be stabilized assets. The Managing Member considers assets that have been placed in service for at least one year and are no less than 80% leased to be near-stabilized assets. The Managing Member anticipates that the Company will purchase near stabilized assets, only when a determination has been made that tenant availability is expected to permit occupancy to reach at least 95% within a relatively short period of time. The Company will actively pursue opportunities to acquire existing buildings that, while currently generating income, are either underperforming in the market due to poor management or are currently leased at below market rates with anticipated roll-over space potential. As Guardian has done in the past, the Company intends to seek to increase the value of the properties through re-tenanting, repositioning, and refurbishing.

Investment Committee.

Marvin R. Lang, MANAGING DIRECTOR AND CHAIRMAN OF THE BOARD. Mr. Lang has over 35 years experience purchasing, developing and lending in commercial real estate. He has built, bought and/or sold over 25 office buildings, developed several multi-family residential projects and developed 2,000 single-family lots in Washington, D.C., Maryland and Virginia. Mr. Lang was a founder and former Vice Chairman of Standard Federal Savings Bank. From 1977 to 1992, the Bank originated and purchased residential and commercial mortgages and serviced in excess of $35,000,000,000 in mortgages. Mr. Lang is a licensed real estate broker in Washington, DC and Maryland, and has been a member of the National Association of Real Estate Appraisers and National Association of Review Appraisers.

Anthony G. LaBarbera, MANAGING DIRECTOR AND PRESIDENT. Mr. LaBarbera has over 20 years' experience in the commercial real estate business. Mr. LaBarbera is responsible for asset management, operations, capital placement, and transaction structuring. Mr. LaBarbera has directed over $600,000,000 of commercial real estate transactions including acquisitions, sales, financing (first mortgage institutional debt, private placements, mezzanine loans, construction loans and development lines of credit) and leasing. From 1986 to 1992, Mr. LaBarbera was the Chief Financial Officer for DANAC Corporation, a mid-size regional commercial developer/builder/owner. From 1980 to 1986, Mr. LaBarbera was in the Real Estate and Financial Institutions Group of Arthur Andersen & Co.'s Washington, D.C. office, and in 1985 was promoted to Senior Audit Manager.

William F. Carbaugh, SENIOR VICE PRESIDENT OF LEASING AND COUNSEL. Mr. Carbaugh has over 10 years' experience in commercial real estate and is responsible for leasing operations, including broker relations and lease negotiations. Prior to joining GRM, Mr. Carbaugh was an attorney with Venable, Baetjer and Howard, LLP's commercial real estate group. His practice included real estate finance, leasing and land acquisition. In addition, Mr. Carbaugh was Senior Counsel with Marriott International, Inc. for four years.

Richard W. Bickerton, VICE PRESIDENT OF MANAGEMENT SERVICES. Mr. Bickerton has over 12 years experience in commercial real estate and property management. Mr. Bickerton is responsible for Property Management for the entire office-building portfolio and personally manages several properties. He is involved with contract administration, tenant retention, tenant build-out, budgeting, due diligence for acquisitions, supervising property managers, administrative and project personnel, engineers, carpenters, day porters and painters. Mr. Bickerton was a Senior Property Manager with Insignia/ESG in Washington, DC for four years and, previously was a Property Manager for The Mark Winkler Company in Alexandria, VA for two years. In addition, Mr. Bickerton worked as a Regional Property Manager for The Charles
E. Smith Companies in Arlington, VA for four years.

Steven E. Gulley, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. Mr. Gulley has over 15 years of experience in real estate and related services industries. He is responsible for accounting, finance, treasury and financial reporting functions. From 2002 to 2004, Mr. Gulley was Senior Vice President and CFO for EMCOR Facilities Services, a national provider of facilities management services. From 1995 to 2001, Mr. Gulley held various roles at Charles E. Smith Residential Realty, Inc., a publicly-held real estate investment trust acquired by Archstone-Smith in 2001. In 2001, he was Acting Chief Financial Officer of Smith and from 1997 to 2000, he was Vice President and Controller. From 1993 to 1995, Mr. Gulley was an Audit Manager in the Financial Services Industry Practice at Price Waterhouse LLP. From 1992 to 1993 he was Controller at a privately held commercial construction firm. From 1987 to 1992, Mr. Gulley held various positions in the Washington, D.C. office of Price Waterhouse LLP.

Brian R. Lang, VICE PRESIDENT OF ACQUISITIONS/DEVELOPMENT. Mr. Lang is responsible for new projects and supervising third party general contractors, architects and engineers. He is also a member of the acquisitions team that identifies potential office building acquisitions and is responsible for investment broker relations. From 1995 to 1997, Mr. Lang worked for Deloitte & Touche in New York, performing modeling and due diligence on more than $500,000,000 of collateralized mortgage obligations. In addition, he participated in Deloitte & Touche's construction audit group.

Keystone Property Fund II, L.P.

On August 17, 2005, we entered into a subscription agreement with Keystone Property Fund II, L.P. ("Keystone"), pursuant to which we committed to invest $1,500,000, of which a balance of approximately $225,000 has been called. A detailed description of this fund is provided below.


Focus:                        Investment in and rehabilitation of commercial office real estate-related investments in the Delaware River Valley
Sponsor's Formation
Date:                         1991

Sponsor's Assets
Under Management:             $210 million

Key Management:               William H. Glazer
                              Marc Rash, CPA, Esquire

Stated Min. Investment:       $500,000

Commitment Period:            3 years from Final Closing Date

Term of Fund:                 7 years with two one-year extensions


Summary. The Keystone Property Group ("KPG" or the "Sponsor") was founded in 1991 by William Glazer. The Sponsor is a real estate firm with asset management, property management, construction management and development services. KPG has invested approximately $53 million of equity capital into 22 investments focusing on office properties in the Delaware River Valley.

The Sponsor's management and investment team has experience in acquisitions,
redevelopment, brokerage and property management.   The Sponsor has a proven
track record of adding-value to class B/C/D office properties through redevelopment into class A-/B+ assets. The Sponsor will be responsible for identifying, evaluating, structuring and negotiating investments, overseeing the ongoing management of the investments by property managers and for management or oversight of financings, recapitalizations, securitizations and dispositions.

Investment Philosophy. The Sponsor intends to continue the real estate investment strategy that has been developed by KPG over the past 11 years and implemented in Keystone Property Fund I, L.P. Keystone has created value by delivering stable cash flow and quality assets with a low "all-in" cost basis. This philosophy requires that (i) assets are acquired at a meaningful discount to their competitive set, (ii) capital dollars are invested with an entrepreneurial vision to create institutional grade assets and (iii) assets are recapitalized to enable investors to redeploy some or all of their initial invested capital. The Sponsor and its employees will be committing $5 million to the Fund.

As the General Partner seeks to deliver attractive risk-adjusted returns to the Fund's Partners, the Fund will employ the proven and focused investment strategies which are the foundation of Keystone's successful track record including: redevelopment, land development, change of use, bringing rents to market, sale/leasebacks and partial sales. By identifying well located assets whose improvements have been substantially depreciated and which suffer from deferred maintenance and functional obsolescence, Keystone looks to invest capital dollars to redevelop the systems, infrastructure, facades and common areas of neglected assets. Properties which formerly could not command the rental rates otherwise available in their respective markets can be reinvented to compete with the highest grade assets. Keystone seeks to create institutional grade assets which have the highest finish level with the lowest cost basis. This strategy enables Keystone to be the most competitive when trying to attract credit tenants who demand high tenant improvement allowances for the most aggressive pricing. In addition, by planning to acquire properties in critical mass in various markets, the General Partner intends to leverage the strength of Keystone's asset investment strategies with sound portfolio strategies including: management efficiencies, buying power, tenant retention/expansion, and well planned exit strategies. While these assets can always be sold on a one-off basis, the Fund will be creating additional value by assembling portfolios within the various markets. These portfolios can be sold off as individual groups, or sold as a whole to institutional buyers and/or REITS.

Investment Committee.

William H. Glazer, President. Mr. Glazer founded Keystone in 1991. Since then, Mr. Glazer has forged Keystone's growth from a brokerage firm in 1991, to an investment and development firm in 1993, to today's real estate firm that includes asset management, property management, construction management and development. Keystone's growth is a result of Mr. Glazer's ability to identify profitable assets and create value. Mr. Glazer holds a B.A. from the University of Pennsylvania.

Marc Rash, CPA, Executive Vice President. Mr. Rash is the Corporate Counsel for Keystone. He brings to Keystone over 20 years of real estate experience, including the redevelopment of apartments, shopping centers and industrial/office space. Before joining Keystone, Mr. Rash was an agent with the IRS, specializing in auditing large corporations and high net worth individuals. Mr. Rash graduated from the University of North Carolina with a B.S. in Accounting and he received a Juris Doctorate from Delaware Law School. Mr. Rash is a member of the Pennsylvania Bar Association and the American Institute of Certified Public Accountants.

Herman Gerwitz, Chief Financial Officer. Mr. Gerwitz is responsible for all financial operations of Keystone. He marshals Keystone's banking relationships, oversees reporting to lenders and partners, and coordinates with outside accounting agencies and auditors for tax reporting and planning. Prior to joining Keystone in 1998, Mr. Gerwitz spent 20 years as a partner with Frank Frank & Cohen and Rudney Solomon Cohen & Felzer. Mr. Gerwitz received a B.B.A. from Temple University with masters coursework in taxation at Widener University. He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

Stanley P. Halbert, CPA. Mr. Halbert is a licensed CPA with over 40 years of extensive experience in providing planning, financial consulting services, cash flow forecasting and industry benchmarking to clients in real estate development, contracting and distribution industries. Mr. Halbert began his career working for a National CPA firm. In 1966 he then founded his own CPA firm and was Chairman until 1999 when he sold the business to Century Business Services, Inc. (NASDAQ - "CBIZ").

RREEF America REIT III, Inc.

On August 22, 2005, we entered into a subscription agreement with RREEF America REIT III, Inc., pursuant to which we committed to invest $1,500,000, none of which has been called.


Focus:                Real estate equity, debt and debt securities diversified across the U.S.

Manager's
Formation Date:       1975

Manager's Assets
Under Management:     $23.6 billion at June 30, 2005

Key Management:       Stephen M. Steppe
                      Douglas D. Sturiale
                      Robert J. Cook

Stated Minimum
Investment:           $1,000,000


Summary. RREEF America REIT III, Inc. - An open-ended fund that makes equity investments in value added real estate ventures nationwide. The Fund's activities include direct acquisitions, physical improvements, market re-positionings, active management and sales of well-located apartment, industrial, retail and office properties in major metropolitan markets. The Fund also invests in new speculative development projects.

                     CHANGES TO PRE-APPROVED UNDERLYING FUNDS

In the event any of the Pre-Approved Underlying Funds described in the private placement memorandum, or in this supplement thereto, closes its fund to additional subscriptions, we will not be able to invest in that fund. To that end, RockBridge Real Estate Fund II, LLC and Europa Fund II, Pre-Approved Underlying Funds described in the private placement memorandum, have been, or shortly will be, closed to new subscriptions and have therefore been removed from the Adviser's list of Pre-Approved Underlying Funds. In addition, the Adviser retains complete discretion to determine the portion of the proceeds of this offering, if any, to invest in each Underlying Fund. The Adviser will approve and cause us to invest in additional Underlying Funds from time to time.

                          ENGAGEMENT OF SUB-ADVISER

The Adviser has engaged Conning Asset Management Company ("Conning") to act as an investment sub-adviser to the Fund. Conning will manage the assets of the Managed Account (i.e., the assets of the Fund that have not yet been invested in the Underlying Funds). The Adviser will compensate Conning directly, and will not be entitled to reimbursement by the Fund for any fees or expenses paid to Conning.

                                  CUSTODIAN

The Fund has entered into a custody agreement pursuant to which the securities of the Managed Account will be held by Wachovia Bank, National Association. The address of the custodian is 123 South Broad Street, Mail Stop 4942, Philadelphia, PA 19109.

                                  MANAGEMENT

Other Officers

On February 1, 2005, Madison Harbor Capital, LLC announced the appointment of Christopher J. Brown as Chief Financial Officer and Chief Compliance Officer of Madison Harbor Capital, LLC and the Adviser. On April 22, 2005, our Board of Directors also approved Mr. Brown to serve as our Chief Compliance Officer.

Christopher J. Brown, Chief Compliance Officer, 39, serves as Chief Financial Officer of the Madison Harbor Capital, LLC. Mr. Brown joined Madison Harbor in February 2005 after accumulating over eighteen years of experience in the financial services industry. Most recently, Mr. Brown served as the Chief Financial Officer of Victory SBSF Capital Management, a New York City-based, value-style, investment advisor which managed client assets of approximately $4 billion through a variety of investment vehicles. While at SBSF, Mr. Brown had responsibility for all finance, accounting and operations matters including financial reporting, budgeting, forecasting, audit and regulatory exam oversight, expense control, compensation management, IT, HR, and disaster recovery. Mr. Brown was also directly responsible for all operational matters related to the administration of SBSF's separately managed account business, which consisted of over two thousand clients. During his tenure at SBSF, Mr. Brown also served as the Treasurer for the SBSF Funds, Inc., a family of registered mutual funds. In this capacity, he had responsibility for all accounting, administration and compliance matters. Mr. Brown was also the chief accounting officer for several hedge funds, investment partnerships and private equity vehicles.

Mr. Brown was also a member of the Management Committee of SBSF's parent company, Victory Capital Management, the asset management arm of KeyCorp. While serving on this committee, Mr. Brown was directly involved in the development and implementation of Victory's strategic business plan, which directed the management over $50 billion of client assets in separately managed accounts, mutual funds and investment partnerships.

Prior to joining Victory Capital Management, Mr. Brown was a Manager in the Financial Services Audit Practice at KMPG Peat Marwick. While at KPMG, Mr. Brown managed teams of professionals which conducted audits of mutual funds, investment advisors, investment partnerships and broker dealers.

Mr. Brown is a cum laude graduate of Boston College, where he majored in Accounting and Physics. He was awarded a Bachelors of Science degree in 1987. Mr. Brown became a licensed Certified Public Accountant in 1989 and is currently a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

                            PART C. OTHER INFORMATION

Item 24. Financial Statements and Exhibits:

1.    Financial
      Statements

         None.

2.    Exhibits
      a. Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit a of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).
      b. Bylaws (Incorporated by reference to Exhibit b of the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on December 19,
               2003).

      c.       Not Applicable.

      d.       Not Applicable.

      e.       Not Applicable.

      f.       Not Applicable.

      g.1. Form of Investment Advisory Agreement (Incorporated by reference to Exhibit g of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

      g.2. Form of Investment Sub-Advisory Agreement with Conning Asset Management Company (Incorporated by reference to Exhibit g.2 of Amendment No. 2 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on January 28, 2005).

      h.       Not Applicable.

      i.       Not Applicable.

      j.1. Form of Custodian Agreement (Incorporated by reference to Exhibit j of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

      j.2. Form of Custodian Agreement with Wachovia Bank, National Association (Incorporated by reference to Exhibit j.2 of Amendment No. 2 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on January 28, 2005).

      k.1. Administration Agreement (Incorporated by reference to Exhibit k.1 of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and
               Exchange Commission on November 1, 2004).

      k.2. Escrow Agreement (Incorporated by reference to Exhibit k.2 of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

      l.       Not Applicable.

      m.       Not Applicable.

      n.       Not Applicable.

      o.       Not Applicable.

      p.       Not Applicable.

      q.       Not Applicable.

      r. Code of Ethics (Incorporated by reference to Exhibit r of Amendment No. 1 to the Registration Statement on Form N-2 (File No. 811-21479) filed with the U.S. Securities and Exchange Commission on November 1, 2004).

Item 25. Marketing Arrangements: Not Applicable.

Item 26. Other Expenses of Issuance and Distribution:

Legal fees and Accounting Fees             $ 400,000
Blue Sky fees                              $  10,000
Printing, Engraving and Offering           $ 160,000
Travel                                     $ 130,000
Miscellaneous                              $  50,000

    Total                                  $ 750,000

Item 27. Persons Controlled by or Under Common Control with Registrant:

     After completion of the private offering of shares, the Registrant expects that no person will be directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Madison Harbor Capital Management, LLC, the adviser of the Registrant. Information regarding the ownership of Madison Harbor Capital Management, LLC will be set forth in its Form ADV, to be filed with the Commission.

Item 28. Number of Holders of Securities:


TITLE OF CLASS                                  NUMBER OF RECORDHOLDERS
--------------                                  -----------------------
Common Stock, par value $0.0001                 140


Item 29. Indemnification:

     Reference is made to Article VI, Sections 1 and 2 of the Registrant's Amended and Restated Bylaws, which provide that the Registrant shall, to the maximum extent permitted by the Maryland General Corporation Law, the 1940 Act, and any other applicable law as in effect from time to time (collectively, "Law"), indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Shareholders, (b) any individual who is a present or former director or officer of the Registrant or (c) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Shareholders, director or officer of the Registrant (an "INDEMNITEE"). The Registrant shall, to the maximum extent permitted by Law, provide such indemnification and advancement of expenses to a person who served a predecessor of the Registrant in any of the capacities described in (b) or (c) above (and such person shall also be deemed to be an "Indemnitee"). The Registrant shall also, to the maximum extent permitted by Law, provide such indemnification and advancement of expenses, with the approval of the Board of Directors, to any employee or agent of the Registrant or a predecessor of the Registrant (and such person shall also be deemed to be an "Indemnitee").

     The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as an individual general partner, director, officer, employee or agent of another managed investment company, against certain liability asserted against and incurred by, or arising out of , his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person or any act for which the Registrant itself is not permitted to indemnify.

Item 30. Business and Other Connections of Investment Adviser:

     The disclosure set forth under the section entitled "Management," and the subsection entitled "Investment Adviser" therein, as set forth in the Private Placement Memorandum contained in Amendment No. 1 to the Registration Statement, filed on November 1, 2004, is incorporated herein by reference.

Item 31. Location of Accounts and Records:

     The Registrant maintains at its principal office physical possession of each account, book or other document required to be maintained by Section 31(a) of the 1940 Act and the rules thereunder.

Item 32. Management Services:

     Not Applicable.

Item 33. Undertakings:

     Not Applicable.

                                   SIGNATURES
     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on the 12th day of October, 2005.

                                        MADISON HARBOR BALANCED STRATEGIES, INC.


                                          By:  /s/ Edward M. Casal
                                               ---------------------------------
                                               Edward M. Casal
                                               Chief Executive Officer